Exhibit 10.1

PEPLIN, INC.

2007 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD GRANT NOTICE

Peplin, Inc., a Delaware corporation (the “Company”), pursuant to its 2007 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”) the number of shares of the Company’s common stock, par value USD 0.001 per share (“Stock”), set forth below (the “Shares”). This Restricted Stock award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Award Grant Notice (the “Grant Notice”).

Holder:	Thomas Wiggins

Grant Date:	November 6, 2008

Total Number of Shares of Restricted Stock:	225,000

Vesting Schedule:	As of the Grant Date, 100% of the Shares will be subject to the Forfeiture Restriction (as defined in the Restricted Stock Agreement). Subject to the terms and conditions of the Plan, this Grant Notice and the Restricted Stock Agreement, the Shares shall be released from the Forfeiture Restriction (as defined in the Restricted Stock Agreement) as indicated on Exhibit B to this Grant Notice.

By his or her signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Holder has reviewed the Plan, the Restricted Stock Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Restricted Stock Agreement and this Grant Notice. Holder hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator upon any questions arising under or relating to the Plan, the Restricted Stock Agreement or this Grant Notice. If Holder is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit C.

PEPLIN, INC.:		HOLDER:

By:	/s/ David Smith	By:	/s/ Thomas Wiggans

Print Name:	David Smith	Print Name:	Thomas Wiggans

Title:	Chief Financial Officer

Address:	6475 Christie Avenue, Ste. 300	Address:	1 Patricia Drive

	Emeryville, CA 94608		Atherton, CA 94027

Attachments:	Restricted Stock Award Agreement (Exhibit A)

Vesting Provisions (Exhibit B)

Consent of Spouse (Exhibit C)

Stock Assignment (Exhibit D)

Joint Escrow Instructions (Exhibit E)

Form of Internal Revenue Code Section 83(b) Election and Instructions (Exhibit F)

- Election under Internal Revenue Code Section 83(b) (Attachment 1 to Exhibit F)

- Sample Cover Letter to Internal Revenue Service (Attachment 2 to Exhibit F)

Peplin, Inc. 2007 Incentive Award Plan (Exhibit G)

Peplin, Inc. 2007 Incentive Award Plan Prospectus (Exhibit H)

EXHIBIT A

TO RESTRICTED STOCK AWARD GRANT NOTICE

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, Peplin, Inc., a Delaware corporation (the “Company”), has granted to Holder the number of shares of the Company’s common stock, par value USD 0.001 per share (“Stock”), specified in the Grant Notice (the “Shares”), upon the terms and conditions set forth in the Peplin, Inc. 2007 Incentive Award Plan (the “Plan”), the Grant Notice and this Agreement.

ARTICLE I

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.

“Termination of Service” shall mean (i) Holder’s Termination of Employment on or before November 30, 2009 or (ii) Holder’s Termination of Employment and cessation of service as Chairman of the Company’s Board of Directors occurring on or after October 1, 2009.

1.2 Incorporation of Terms of Plan. The Shares are subject to the terms and conditions of the Plan, which are incorporated herein by reference.

ARTICLE II

GRANT OF RESTRICTED STOCK

2.1 Grant of Restricted Stock. In consideration of Holder’s agreement to remain in the service or employ of the Company or a Subsidiary and for other good and valuable consideration which the Committee has determined exceeds the aggregate par value of the Shares, effective as of the “Grant Date” set forth in the Grant Notice (the “Grant Date”), the Company hereby agrees to issue to Holder the Shares, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement.

2.2 Issuance of Shares. Subject to Section 2.3, the issuance of the Shares under this Agreement shall occur at the principal office of the Company, simultaneously with the execution of the Grant Notice by the parties or on such other date as the Company and Holder shall agree. Subject to the provisions of Article IV, the Company shall issue the Shares (which shall be issued in Holder’s name).

2.3 Conditions to Issuance of Shares. The Shares, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which the Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any federal, state or foreign law or under regulations or rules promulgated by the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator, in its discretion, deems necessary or advisable

(c) The obtaining of any approval or other clearance from any federal, state or foreign governmental agency which the Administrator shall, in its discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for all amounts which, under federal, state, local or foreign tax law, the Company (or other employer corporation) is required to withhold upon issuance of such Shares; and

(e) The lapse of such reasonable period of time following the satisfaction of all other conditions to issuance as the Administrator may from time to time establish for reasons of administrative convenience.

2.4 Rights as Stockholder. Except as otherwise provided herein, upon delivery of the Shares to the escrow agent pursuant to Article IV, Holder shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that any and all extraordinary cash dividends paid on such Shares and any and all shares of Stock, capital stock or other securities or property received by or distributed to Holder with respect to the Shares as a result of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company shall also be subject to the Forfeiture Restriction (as defined in Section 3.1) and the restrictions on transfer in Section 3.4 until such restrictions on the underlying Shares lapse or are removed pursuant to this Agreement (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to this Agreement). In addition, in the event of any merger, consolidation, share exchange or reorganization affecting the Shares, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that is by reason of any such transaction received with respect to, in exchange for or in substitution of the Shares shall also be subject to the Forfeiture Restriction and the restrictions on transfer in Section 3.4 until such restrictions on the underlying Shares lapse or are removed pursuant to this Agreement (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to this Agreement). Any such assets or other securities received by or distributed to Holder with respect to, in exchange for or in substitution of any Unreleased Shares (as defined in Section 3.3) shall be immediately delivered to the Company to be held in escrow pursuant to Article IV.

ARTICLE III

RESTRICTIONS ON SHARES

3.1 Forfeiture Restriction. Subject to the provisions of Section 3.2, upon Holder’s Termination of Service for any or no reason, all of the Unreleased Shares (as defined in Section 3.3) shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”). Upon the occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being forfeited by Holder. If any of the Unreleased Shares are forfeited under this Section 3.1, any cash, cash equivalents, assets or securities received by or distributed to Holder with respect to, in exchange for or in substitution of such Shares and held by the escrow agent pursuant to Section 4.1 and the Joint Escrow Instructions shall be promptly transferred by the escrow agent to the Company.

3.2 Release of Shares from Forfeiture Restriction. The Shares shall be released from the Forfeiture Restriction upon the earlier of (a) the date indicated in the Grant Notice; provided, however, that in no event shall the Forfeiture Restriction lapse as to any additional Shares following Holder’s Termination of Service. Any of the Shares released from the Forfeiture Restriction shall thereupon be released from the restrictions on transfer under Section 3.4. In the event all of the Shares are released from the Forfeiture Restriction, any cash, cash equivalents, assets or securities received by or distributed to Holder with respect to, in exchange for or in substitution of such Shares and held by the escrow agent pursuant to Section 4.1 and the Joint Escrow Instructions shall be promptly transferred by the escrow agent to Holder.

3.3 Unreleased Shares. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.”

3.4 Restrictions on Transfer. Unless otherwise permitted by the Administrator pursuant to the Plan, no Unreleased Shares or any dividends or other distributions thereon or any interest or right therein or part thereof, shall be liable for the debts, contracts or engagements of Holder or Holder’s successors in interest or shall be subject to sale or other disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such sale or other disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted sale or other disposition thereof shall be null and void and of no effect.

ARTICLE IV

ESCROW OF SHARES

4.1 Escrow of Shares. To insure the availability of the Unreleased Shares for delivery in the event of forfeiture of such Shares by Holder pursuant to Section 3.1, Holder hereby appoints the Secretary of the Company, or any other person designated by the Administrator as escrow agent, as Holder’s attorney-in-fact to assign and transfer unto the Company, such Unreleased Shares, if any, forfeited by Holder pursuant to Section 3.1 and any cash, cash equivalents, assets or securities received by or distributed to Holder with respect to, in exchange for or in substitution of such Unreleased Shares, and shall, upon execution of this Agreement, deliver and deposit with the Secretary of the Company, or such other person designated by the Administrator, any share certificates representing the Unreleased Shares, together with the Stock Assignment duly endorsed in blank, attached as Exhibit D to the Grant Notice. The Unreleased Shares and stock assignment shall be held by the Secretary of the Company, or such other person designated by the Administrator, in escrow, pursuant to the Joint Escrow Instructions of the Company and Holder attached as Exhibit E to the Grant Notice, until the Unreleased Shares are forfeited by Holder as provided in Section 3.1, until such Unreleased Shares are released from the Forfeiture Restriction, or until such time as this Agreement no longer is in effect. Upon release of the Unreleased Shares from the Forfeiture Restriction, the escrow agent shall deliver to Holder the certificate or certificates representing such Shares in the escrow agent’s possession belonging to Holder in accordance with the terms of the Joint Escrow Instructions attached as Exhibit E to the Grant Notice, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement. If the Shares are held in book entry form, then such entry will reflect that the Shares are subject to the restrictions of this Agreement. If any cash, cash equivalents, assets or securities are paid, received by or distributed to Holder with respect to, in exchange for or in substitution of the Unreleased Shares and held by the escrow agent pursuant to Section 4.1 and the Joint Escrow Instructions, such cash, cash equivalents, assets or securities shall also be subject to the restrictions set forth in this Agreement and held in escrow pending release of the Unreleased Shares with respect to which such cash, cash equivalents, assets or securities were paid, received or distributed from the Forfeiture Restriction.

4.2 Transfer of Forfeited Shares. Holder hereby authorizes and directs the Secretary of the Company, or such other person designated by the Administrator, to transfer to the Company the Unreleased Shares forfeited by Holder, and any cash, cash equivalents, assets or securities received by or distributed to Holder with respect to, in exchange for or in substitution of such Unreleased Shares.

4.3 No Liability for Actions in Connection with Escrow. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow while acting in good faith and in the exercise of its judgment.

ARTICLE V

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to (a) interpret the Plan and this Agreement, (b) adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and (c) amend this Agreement, subject to Section 5.8. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Shares. In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the discretion of the Administrator

5.2 Restrictive Legends and Stop-Transfer Orders.

(a) Any share certificate(s) evidencing the Shares shall be endorsed with the following legend and any other legend(s) that may be required by any applicable federal, state or foreign securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b) Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) The Company shall not be required: (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

5.3 Adjustments. The Administrator may adjust the Unreleased Shares in accordance with the provisions of Section 11.3 of the Plan.

5.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder’s signature on the Grant Notice or at the last known address for Holder contained in the Company’s records. By a notice given pursuant to this Section 5.4, either party may thereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6 Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.7 Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all applicable federal, state and foreign securities laws (including the Securities Act and the Exchange Act) and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission or any other governmental regulatory body. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.8 Amendments. This Agreement may not be modified, amended or terminated, except by an instrument in writing, signed by a duly authorized representative of the Company and, to the extent any such modification, amendment or termination may adversely affect Holder’s rights under this Agreement, by Holder, except as otherwise provided under the terms of the Plan.

5.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and Holder’s heirs, executors, administrators, successors and assigns.

5.10 No Employment Rights. Nothing in the Plan or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

5.11 Taxes. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Holder understands that Holder will recognize ordinary income for federal income tax purposes under Section 83 of the Code as the restrictions applicable to the Unreleased Shares lapse. In this context, “restriction” includes the Forfeiture Restriction. Holder understands that Holder may elect to be taxed for federal income tax purposes at the time the Shares are issued rather than as and when the Forfeiture Restriction lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days following the date of purchase. A form of election under Section 83(b) of the Code is attached to the Grant Notice as Exhibit F.

HOLDER ACKNOWLEDGES THAT IT IS HOLDER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(B), EVEN IF HOLDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HOLDER’S BEHALF.

5.12 Tax Withholding.

(a) The Company shall be entitled to require payment of any sums required by federal, state or local tax law to be withheld with respect to the transfer of the Shares or the lapse of the Forfeiture Restriction with respect to the Shares, or any other taxable event related thereto. The Company may permit Holder to make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Company;

(ii) by the deduction of such amount from other compensation payable to Holder;

(iii) by tendering Shares which are not subject to the Forfeiture Restriction and which have a then current Fair Market Value not greater than the amount necessary to satisfy the Company’s withholding obligation based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes; or

(iv) in any combination of the foregoing.

(b) In the event Holder fails to provide timely payment of all sums required by the Company pursuant to Section 5.12(a), the Company shall have the right and option, but not obligation, to treat such failure as an election by Holder to provide all or any portion of such required payment by means of tendering Shares in accordance with Section 5.12(a)(iii).

5.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.14 Entire Agreement. The Plan, the Grant Notice (including all Exhibits thereto) and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

EXHIBIT B

TO RESTRICTED STOCK AWARD GRANT NOTICE

VESTING PROVISIONS

Capitalized terms not specifically defined herein shall have the meanings specified in the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Exhibit B is attached or, if not defined therein, the Restricted Stock Agreement attached as Exhibit A to the Grant Notice (the “Restricted Stock Agreement”) or, if not defined therein, the Peplin, Inc. 2007 Incentive Award Plan (the “Plan”).

1. Time-Based Vesting. Subject to any accelerated vesting pursuant to paragraph 2 below, and the other provisions of the Grant Notice and the Restricted Stock Agreement, the Forfeiture Restriction shall lapse as to:

(a) 25% of the Shares on June 30, 2009,

(b) 25% of the Shares on June 30, 2010, and

(c) 50% of the Shares on June 30, 2011.

In no event, however, shall the Forfeiture Restriction lapse as to any additional Shares (whether pursuant to this paragraph 1 or as a result of any accelerated vesting event described in paragraph 2 below) following Holder’s Termination of Service.

2. Accelerated Vesting Events.

(a) In the event of a Change in Control prior to the date of Holder’s Termination of Employment, the Forfeiture Restriction shall lapse as to all then remaining Unreleased Shares immediately prior to such Change in Control.

(b) In the event that, on or after February 28, 2009 but prior to June 30, 2009, Holder’s employment is terminated by the Company without “Cause” pursuant to Section 5.5 of that certain Employment Agreement by and between the Company and Holder, dated as of August 15, 2008 (the “Employment Agreement”), the Forfeiture Restriction shall lapse as to all then remaining Unreleased Shares immediately prior to such termination of employment.

(c) In the event that the VWAP of the Stock is equal to or greater than USD 15.00 per share on each day during a period of twenty (20) consecutive trading days during the “Employment Period” (as defined in the Employment Agreement), the Forfeiture Restriction shall lapse as to the Shares scheduled to be released from the Forfeiture Restriction on June 30, 2011 on the first day following such twenty (20) day period. The “VWAP” per share of Stock on a trading day is the volume-weighted average price per share of the Stock on the NASDAQ Global Market from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed by Bloomberg; or if the Stock is not then listed on the NASDAQ Global Market, the volume weighted average price per CDI of the Company’s CDIs on the Australia Securities Market from 9:30 a.m. to 4:00 p.m. Australia time on that trading day, as displayed by Bloomberg (which amount shall be converted to a per share amount in U.S. dollars by being multiplied by 20 and then by the applicable Australian dollar to U.S. dollar exchange rate as reported by the Wall Street Journal on such date); or if the Stock is not listed on the NASDAQ Global Market and the Company’s CDIs are not listed on the ASX, the volume weighted average price of the Stock on the principal exchange or over-the-counter market on which the Stock is then listed or traded. If such price is not available, the VWAP means the market value per share of the Stock on such day as determined by a nationally recognized investment banking firm retained by the Company for such purpose.